Exhibit 99.2

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”) is made and entered into as of May 2, 2007 between MLE Holdings, Inc., a Delaware corporation (“Parent”), and FP Merger Sub, Inc., a Utah corporation and wholly-owned subsidiary of Parent (“Merger Sub”), on the one hand, and the undersigned shareholder (“Shareholder”) of MITY Enterprises, Inc., a Utah corporation (the “Company”), on the other hand. Capitalized terms used and not otherwise defined herein shall have the respective meanings set forth in the Merger Agreement described below.

W I T N E S S E T H:

WHEREAS, pursuant to an Agreement and Plan of Merger, dated as of May 2, 2007, by and among Parent, Merger Sub, and the Company (the “Merger Agreement”), Parent has agreed to acquire the outstanding securities of the Company pursuant to a statutory merger of Merger Sub with and into the Company in which outstanding shares of capital stock of the Company will be converted into the right to receive the Merger Consideration;

WHEREAS, as a condition to the willingness of Parent and Merger Sub to enter into the Merger Agreement and as an inducement and in consideration therefor, Shareholder has agreed to enter into this Agreement; and

WHEREAS, Shareholder is the record or beneficial owner (within the meaning of Rule 13d-3 of the Exchange Act) of that number of shares of capital stock of the Company set forth on the signature page of this Agreement (the “Shares”) (such Shares, together with any New Shares (as defined in Section 1.2 hereof), being referred to herein as the “Subject Shares”).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereby agree as follows:

1. Agreement to Retain Subject Shares.

1.1. Prior to the Expiration Date (as defined below), Shareholder shall not: (a) transfer, assign, sell, gift-over, pledge or otherwise dispose of, or consent to any of the foregoing, any or all of the Subject Shares or any right or interest therein (“Transfer”); provided, however, such restrictions shall not be applicable to (i) a gift of the Subject Shares made to the Shareholder’s spouse or issue, including adopted children, or to a trust for the exclusive benefit of the Shareholder or the Shareholder’s spouse or issue, provided such transferee agrees to be bound by the terms of this Agreement or (ii) a transfer of title to the Subject Shares effected pursuant to the Shareholder’s will or the laws of intestate succession; (b) enter into any contract, option or other agreement, arrangement or understanding with respect to any Transfer; (c) grant any proxy, power-of-attorney or other authorization or consent with respect to any of the Subject Shares (other than the proxy contemplated in Section 3 hereof); or (d) deposit any of the Subject Shares into a voting trust, or enter into a voting agreement or arrangement with respect to any of the Subject Shares. As used herein, the term “Expiration Date” shall mean the earlier to occur of (x) the Effective Time or (y) termination of the Merger Agreement in accordance with the terms thereof.

1.2. “New Shares” means:

(a) any shares of capital stock or voting securities of the Company that Shareholder purchases or with respect to which Shareholder otherwise acquires beneficial ownership (whether through the exercise of any options, warrants or other rights to purchase shares of Common Shares or otherwise) after the date of this Agreement and prior to the Expiration Date; and

(b) any shares of capital stock or voting securities of the Company that Shareholder becomes the beneficial owner of as a result of any change in Common Shares by reason of a stock dividend, stock split, split-up, recapitalization, reorganization, business combination, consolidation, exchange of shares, or any similar transaction or other change in the capital structure of the Company affecting Common Shares.

2. Agreement to Vote Subject Shares and Take Certain Other Action.

2.1. Prior to the Expiration Date, at every meeting of the shareholders of the Company, however called, at which any of the following matters is considered or voted upon, and at every adjournment or postponement thereof, and on every action or approval by written consent of the shareholders of the Company with respect to any of the following matters, Shareholder shall vote or give written consent or, using Shareholder’s best efforts, cause the holder of record to vote or give written consent with respect to the Subject Shares:

(a) in favor of adoption of the Merger Agreement and the transactions contemplated thereby;

(b) against approval of any proposal made in opposition to or competition with consummation of the Merger and the Merger Agreement;

(c) against any Acquisition Proposal from any party other than Parent or an Affiliate of Parent as contemplated by the Merger Agreement;

(d) against any proposal that is intended to, or is reasonably likely to, result in the conditions of Parent’s or Merger Sub’s obligations under the Merger Agreement not being fulfilled;

(e) against any amendment of the Company’s articles of incorporation or bylaws that is not requested or expressly approved by Parent and

(f) against any dissolution, liquidation or winding up of the Company.

2.2. Prior to the Expiration Date, Shareholder, as the holder of voting stock of the Company, shall be present, in person or by the proxy contemplated in Section 3 hereof, or, using Shareholder’s best efforts attempt to cause the holder of record to be present, in person or by the proxy contemplated in Section 3 hereof, at all meetings of shareholders of the Company at which any of the matters referred to in Section 2.1 hereof is to be voted upon so that all Subject Shares are counted for the purposes of determining the presence of a quorum at such meetings.

2.3. Between the date of this Agreement and the Expiration Date, Shareholder will not, and will not permit any entity under Shareholder’s control (it being understood that the Company and its subsidiaries are not under the control of Shareholder for purposes of this Agreement) to, (a) solicit proxies or become a “participant” in a “solicitation” (as such terms are defined in Rule 14A under the Exchange Act) with respect to an Opposing Proposal (as defined below), (b) initiate a shareholders’ vote with respect to an Opposing Proposal or (c) become a member of a “group” (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of the Company with respect to an Opposing Proposal. For purposes of this Agreement, the term “Opposing Proposal” means any of the actions or proposals described in clauses (b) through (f) of Section 2.1 hereof, along with any proposal or action which would, or could reasonably be expected to, impede, frustrate, prevent, prohibit or discourage any of the transactions contemplated by the Merger Agreement.

2.4. Notwithstanding anything in this Agreement to the contrary, Shareholder shall not be limited or restricted in any way from (a) acting in Shareholder’s capacity as a director or officer of the Company, to the extent applicable, it being understood that this Agreement shall apply to Shareholder solely in Shareholder’s capacity as a shareholder of the Company and that Shareholder makes no agreement or understanding herein in his capacity as a director or officer of the Company or (b) voting in Shareholder’s sole discretion on any matter other than the matters referred to in Section 2.1 hereof.

3. Grant of Irrevocable Proxy Coupled with an Interest.

3.1. Solely in the event of a failure by Shareholder to act in accordance with his obligations as to voting or executing a written consent pursuant to Section 2.1 of this Agreement, Shareholder hereby revokes any and all other proxies or powers of attorney in respect of any Subject Shares and agrees that during the period commencing on the date hereof and ending on the Expiration Date, Shareholder hereby irrevocably appoints Parent, Merger Sub or any individual designated by Parent or Merger Sub as Shareholder’s agent, attorney-in-fact and proxy (with full power of substitution), for and in the name, place and stead of Shareholder, to vote (or cause to be voted) the Subject Shares held beneficially or of record by Shareholder, in the manner set forth in Section 2.1 hereof, at any meeting of the shareholders of the Company, however called, or in connection with any written consent of the shareholders of the Company.

3.2. Shareholder hereby affirms that the proxy set forth in this Section 3 is irrevocable, is coupled with an interest, and is granted in consideration of Parent and Merger Sub entering into the Merger Agreement.

3.3. The vote of the proxyholder shall control in any conflict between the vote by the proxyholder of Shareholder’s Subject Shares and a vote by Shareholder of his Subject Shares.

4. Representations and Warranties of Shareholder. Shareholder hereby represents, warrants and covenants to Parent as follows:

4.1. As of the date hereof (a) Shareholder is the record or beneficial owner of the Shares; (b) the Shares set forth on the signature page hereto constitute Shareholder’s entire interest in the outstanding capital stock and voting securities of the Company; (c) the Shares are, and the Shares

along with any New Shares will be, at all times up until the Expiration Date, free and clear of any liens, claims, options, charges, security interests, proxies (other than the proxy contemplated in Section 3 hereof), voting trusts, agreements, rights, understandings or arrangements with third parties regarding the exercise of any rights of a shareholder in respect of the Subject Shares or other encumbrances; (d) Shareholder has voting power and the power of disposition with respect to all of the Shares outstanding on the date hereof, and will have voting power and power of disposition with respect to all of the Subject Shares acquired by such Shareholder after the date hereof; and (e) Shareholder’s principal residence or place of business is accurately set forth on the signature page hereto.

4.2. Shareholder has full power and legal capacity to execute and deliver this Agreement and to comply with and perform Shareholder’s obligations hereunder. This Agreement has been duly and validly executed and delivered by Shareholder and constitutes the valid and binding obligation of Shareholder, enforceable against Shareholder in accordance with its terms. The execution and delivery of this Agreement by Shareholder does not, and the performance of Shareholder’s obligations hereunder will not, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any right to terminate, amend, accelerate or cancel any right or obligation under, or result in the creation of any lien or encumbrance on any Subject Shares pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Shareholder is a party or by which Shareholder or the Subject Shares are or will be bound or affected.

5. Termination. This Agreement and all obligations of Shareholder hereunder shall terminate and shall have no further force or effect as of the Expiration Date.

6. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, this Agreement shall automatically be deemed to be modified so as to effect the original intent of the parties as closely as possible in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent legally permissible.

7. Binding Effect and Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any party without the prior written consent of the other party; provided, however, Parent may, in its sole discretion, assign its rights and obligations hereunder to any direct or indirect wholly-owned subsidiary of Parent. Any assignment in violation of the preceding sentence shall be void. Subject to the two preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

8. Amendment and Modification. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

9. Specific Performance; Injunctive Relief. The parties hereto acknowledge that Parent will be irreparably harmed for a violation of any of the covenants or agreements of Shareholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to Parent upon any such violation, Parent shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Parent at law or in equity.

10. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, via facsimile (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Shareholder, at the address set forth below Shareholder’s signature at the end hereof, with a copy (which shall not constitute notice) to:

Dorsey & Whitney LLP

170 South Main Street, Suite 900

Salt Lake City, Utah 84101

Facsimile: (801) 933-7373

Attention: Nolan S. Taylor

                 Samuel P. Gardiner

if to Parent or Merger Sub, to:

c/o Sorenson Capital Partners, L.P.

3098 W. Executive Parkway Suite 200

Lehi, UT 84043

Facsimile: (801) 407-8400

Attention: Fraser Bullock

                 Curtis Toone

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

555 California Street, 27th Floor

San Francisco, CA 94104

Facsimile: (415) 439-1500

Attention: Jeffrey C. Hammes, P.C.

                 Jeffrey B. Golden

or to such other address as any party hereto may designate for itself by notice given as herein provided.

11. Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such expense. Neither Parent nor Merger Sub will object if the Company reimburses up to $5,000 of Shareholder’s legal fees and expenses incurred in connection with this Agreement.

12. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Utah, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

13. No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

14. Entire Agreement; No Third-Party Beneficiaries. This Agreement (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and (b) is not intended to confer upon any Person other than the parties any rights or remedies.

15. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent or Merger Sub any direct or indirect ownership or incidence of ownership of or with respect to any Subject Shares. Except as provided in this Agreement, all rights, ownership and economic benefits relating to the Subject Shares shall remain vested in and belong to Shareholder.

16. Counterpart. This Agreement may be executed by facsimile signature and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

17. Effect of Headings. The section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the parties have caused this Voting Agreement to be executed and delivered as of the date first above written.

MLE HOLDINGS, INC.

/s/ Fraser Bullock
By:	Fraser Bullock
Its:	President

FP MERGER SUB, INC.

/s/ Fraser Bullock
By:	Fraser Bullock
Its:	President

SHAREHOLDER

Signature:	/s/ Constance S. Crump
Printed Name:	Constance S. Crump

Street Address:	1301 West 400 North

City, State and Zip:	Orem, UT 84057

Facsimile Number:	801-224-6191

Subject Shares owned on the date hereof:

17,583 shares of Common Shares

Zero shares of Common Shares issuable upon the exercise of outstanding options, warrants or other rights.

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